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                                                           SUPPLEMENTAL DOCUMENT
                                                                          PART A

                           LOTSOFF CAPITAL MANAGEMENT

                                 CODE OF ETHICS

                                      2005

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                               TABLE OF CONTENTS

Introduction

Fiduciary Duty

Client Opportunities

Personal and Proprietary Trading

Insider Trading

Gifts and Entertainment

Outside Business Activities

                                   APPENDICES

The following Appendices, which are an integral part of this Code, contain forms and definitions to be utilized to implement the Policies and Procedures set forth herein.

Appendix 1 - Definitions of terms used in Code of Ethics

Appendix 2 - Employee Acknowledgment of Receipt of Code

Appendix 3 - Employee Annual Certification of Compliance for Accounts, Holdings
             and Transactions

Appendix 4 - Employee Annual Gift Attestation

Appendix 5 - Outside Business Activities Approval Form

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INTRODUCTION

Lotsoff Capital Management ("LCM") is committed to the highest legal and ethical standards in the investment management industry. It is the responsibility of every employee of LCM to fulfil this commitment to ethical conduct and compliance with laws and regulations.

LCM is registered with the Securities and Exchange Commission ("SEC") as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). SEC Rule 204A-1, effective August 31, 2004, requires every registered investment adviser to establish, maintain and enforce a Code of Ethics that, at a minimum, addresses personal trading by its "access persons." This Code of Ethics ("Code") contains fiduciary policies and procedures applicable to the investment management activities conducted by LCM. In addition, Section 204A of the Advisers Act requires all registered investment advisers to have policies and procedures to detect and prevent insider trading.

LCM is also registered as a Commodity Trading Adviser ("CTA") and Commodity Pool Operator ("CPO") with the Commodity Futures Trading Commission ("CFTC"), and is a member of the National Futures Association ("NFA") in each of those capacities. While there is no specific CFTC or NFA rule that addresses insider trading, that type of activity is covered generally under the provisions of NFA Rule 2.4, which requires observance of high standards of commercial honor and just and equitable principals of trade in the conduct of a member's commodity futures business.

Each employee must acknowledge familiarity with, and keep for reference, a copy of the Code of Ethics. (See Appendix 2 for acknowledgment of receipt of the Code of Ethics). At least once a year, employees will be required to certify on the annual Employee Certification Form (set forth in Appendix 3) that they have read and understood this Code, that they have complied with the requirements of the Code, and that they have disclosed or reported all personal securities transactions required to be disclosed or reported.

The Chief Compliance Officer ("CCO") may make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue provides little opportunity for improper trading or otherwise merits an exception. Approval of all such exceptions must be in writing.

Additionally, the CCO will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and make changes as deemed appropriate.

This Code is the property of LCM and its contents are strictly confidential.

Please contact the CCO if you have any questions about this Code or any other compliance-related matters.

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FIDUCIARY DUTY - STATEMENT OF POLICY

LCM is a fiduciary of its clients and owes each client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. We must affirmatively exercise authority and responsibility for the benefit of clients and may not participate in any activities that may conflict with the interests of clients. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1. PLACE THE INTERESTS OF CLIENTS FIRST. No LCM employee may cause a client to take action, or not to take action, for personal benefit rather than the benefit of the client. For example, causing a client to purchase a security owned by the employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an employee investing in a security of limited availability that was appropriate for clients without first considering that investment for clients would violate this Code.

2. AVOID TAKING INAPPROPRIATE ADVANTAGE OF OUR POSITION. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with LCM could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN COMPLIANCE WITH THIS CODE. This includes all preauthorization and reporting requirements and procedures regarding inside information and trade allocations. While LCM encourages you and your families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

4. KEEP INFORMATION CONFIDENTIAL. Information concerning client transactions or holdings is material non-public information and we may not use knowledge of any such information to profit from the market effect of those transactions.

5. COMPLY WITH THE FEDERAL SECURITIES LAW AND ALL OTHER LAWS AND REGULATIONS APPLICABLE TO LCM'S BUSINESS. Make it your business to know what is required of us as an investment adviser, and integrate compliance into the performance of all duties.

6. SEEK ADVICE WHEN IN DOUBT ABOUT THE PROPRIETY OF ANY ACTION OR SITUATION. Any questions concerning this Code should be addressed to the CCO, who is encouraged to consult with outside counsel, outside auditors, or other professionals, as necessary.

7. CUSTOMER COMPLAINTS. Complaints conveyed by a client or on behalf of a client shall be promptly reported to the CCO. You may not make any payments or other account

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      adjustments to clients in order to resolve any type of complaint. All such matters will be handled by the CCO in conjunction with the Management Committee.

The policies and procedures in the following sections of this Code of Ethics implement these general fiduciary principles in the context of specific situations.

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CLIENT OPPORTUNITIES

LAW AND POLICY

Sections 206(1) and 206(2) of the Advisers Act generally prohibit an adviser from employing a "device, scheme or artifice" to defraud clients or engaging in a "transaction, practice or course of business" that operates as a "fraud or deceit" on clients. NFA Rule 2.2 imposes similar prohibitions on these types of unethical behaviours. While these provisions speak of fraud, they have been construed very broadly by the regulators, and used to regulate, through enforcement action, many types of behavior that is deemed to be not in the best interest of clients or inconsistent with fiduciary obligations.

One category of inappropriate behaviour is to cause or attempt to cause any client to purchase, sell or hold any security for the purpose of creating any personal benefit for you. Another such prohibited category of behaviour is taking advantage of investment opportunities for personal gain that would be suitable for clients.

Accordingly, you may not take personal advantage of any opportunity properly belonging to LCM or any client. This principle applies particularly to the acquisition of securities of limited availability for your own account that would be suitable and could be purchased for the account of a client, or the disposition of securities with limited liquidity from your account prior to selling a position from the account of a client. On the other hand, in the case of trades in listed securities in liquid markets, where the employees' participation will not affect client investment opportunities, employees may participate with clients in aggregated trades. See Personal and Proprietary and Trading, below.

Under certain limited circumstances, and only with the prior written approval of the CCO, an employee may participate in certain opportunities of limited availability that are deemed by the CCO not to have an adverse effect on any client.

PROCEDURES

DISCLOSURE OF PERSONAL INTEREST. If you believe that you stand to benefit materially from an investment decision for a client that you are recommending or making, you must disclose that interest to the CCO, or in his or her absence, the COO. The disclosure must be made before the investment is made and should be documented by the CCO/COO.

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RESTRICTION ON INVESTMENT. Based on the information given, the CCO, or in his or her absence, the COO, will make a decision on whether or not to restrict your participation in the investment. In making this determination, the CCO or COO will consider the following factors: (i) whether any client was legally and financially able to take advantage of this opportunity; (ii) whether any client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any client.

RECORD OF DETERMINATION. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the CCO.

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PERSONAL AND PROPRIETARY TRADING

LAW AND POLICY

It is the policy of LCM to encourage employees and their families to develop personal investment programs. Such investments must be consistent with the mission of LCM always to put client interests first and with the requirements that LCM and its officers, directors and employees not trade on the basis of material non-public information concerning LCM's investment decisions for clients or client transactions or holdings.

LCM is required to adopt, maintain and enforce a Code of Ethics that requires the adviser's "access persons" to report their transactions and holdings periodically to the CCO and requires the adviser to review these reports. This Code contains such requirements, and also imposes certain prophylactic measures to minimize the possibility that LCM or any of its employees will misuse material non-public information concerning LCM's investment decisions for clients or client transactions or holdings.

Under the SEC definition, the term "access person" includes any LCM employee who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like LCM, investment decisions on behalf of) clients, or who has access to such recommendations that are non-public. It is LCM policy that all officers, directors and employees of the firm are access persons for purposes of these requirements. In addition, any pooled investment vehicle in which access persons own more than 25% of the equity interest shall itself be deemed an access person.

LCM has adopted the following policies and procedures to implement the requirements and recommendations concerning personal securities transactions.

TRANSACTION REPORTING REQUIREMENTS. It is the policy of LCM that all access persons must file initial and annual holdings reports and quarterly transaction reports with respect to all "reportable securities" in which they have or acquire any beneficial interest.

Beneficial interest includes direct or indirect power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as "access person accounts.") Beneficial interest may also include accounts of others who share the same home as you, anyone to whose support you materially contribute, and other accounts over which you exercise a controlling influence, but do not include accounts in which you have a beneficial interest if you provide the CCO with written documentation showing that someone else has been granted investment discretion over the account. (See Definitions in Appendix 1 for more specific criteria.)

Based on Rule 204A-1, "reportable securities" include all securities except the following, which are deemed to present little opportunity for the type of improper trading that access person reports are designed to uncover:

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      -     transactions and holdings in direct obligations of the Government of the United States;

      - money market instruments (bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);

      -     shares of money market funds;

      - transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as acts as the investment adviser or principal underwriter for the fund;

      - transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

As the following additional securities present little opportunity for improper trading, holdings and transactions in these securities need not be entered into the Personal Trade Assistant ("PTA") System, but will instead be monitored based on duplicate confirmations and statements provided by brokers.

      -     U.S. Government Agency securities;

      -     municipal bonds;

      -     corporate bonds;

      -     exchange traded funds.

Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the access person has no direct or indirect influence or control (e.g., fully discretionary accounts)

INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS. It is the policy of LCM that access persons must obtain the written approval of the CCO or, in his or her absence, the COO, prior to investing in shares of initial public offerings or private placements, except for private placements of pooled investment vehicles sponsored or advised by LCM. In addition, LCM and its access persons may not invest in securities that are privately offered by an issuer that also has a class of publicly traded securities.

PRECLEARANCE. All transactions by access persons not specifically exempted above in the section titled Transaction Reporting Requirements are also subject to written preclearance by the CCO or, in his or her absence, the COO, via the PTA System.

To avoid even the appearance of impropriety, it is the policy of LCM that no access person may trade in any security on the restricted list in the PTA System without specific preclearance

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from the CCO. The restricted list will, generally include securities of any issuer with a market capitalization of less than $1.5 billion that are held in client portfolios and such other securities as are placed on the restricted list because LCM may have material nonpublic information concerning the securities or for other reasons.

BLACKOUT PERIODS. For any security in which trading is not prohibited by the preceding paragraph, access persons may trade in such security except during a period beginning three trading days before and ending three business days after (the "blackout period") trades in the security are effected for client accounts.

DE MINIMIS EXCEPTION. There is a de minimis exception, per day, for any trade by an access person for the lesser of $10,000 or the dollar value of 250 shares in securities of an issuer with a market capitalization of greater than $1.5 billion, subject to preclearance against the restricted list, as described above.

EXCEPTIONS WITH COMPLIANCE MANAGER APPROVAL. Exceptions to the foregoing prohibitions and restrictions may be granted on a case-by-case basis by the CCO. Any such exception shall be documented by the CCO in the PTA System and such documentation shall include the date and time of, and the reason for, the exception.

PROCEDURES

PTA REPORTING SYSTEM. All employees must utilize the PTA software, an internet-based personal trade preclearance and reporting program that LCM has purchased from Dataware Solutions. Use of this system is more fully described in the procedures below.

"407" LETTERS. Upon the opening of an access person account with a brokerage firm, the access person must initiate the generation of a letter to such firm pursuant to the New York Stock Exchange Rule 407, which informs the brokerage firm of the access person's employment with LCM, a registered investment adviser, and advises the brokerage firm to send duplicate trade confirmations and account statements to Dataware Solutions. Additionally, new employees who join the firm must register their access person accounts on the PTA System, which will also trigger the generation of a 407 letter to the broker/dealer with whom the account is held.

INITIAL AND ANNUAL HOLDINGS REPORTS. Each access person of LCM must disclose all reportable securities in any access person account via the Personal Securities Holdings Certification administered through the PTA system, or any substitute acceptable to the CCO. Each access person must submit such information to the CCO initially no later than 10 days after becoming an access person, and annually thereafter no later than January 30th of each year. The reporting will generally be satisfied by registration of reportable access person accounts in the PTA System, with reportable holdings also entered into the system.

QUARTERLY TRADE REPORTING REQUIREMENTS. All reportable accounts in which access persons have a beneficial interest will be subject to monitoring for compliance with the provisions of this Code. Each access person of LCM shall submit to the CCO within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in reportable

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securities, as described above, in an account in which he or she has a beneficial interest. The report shall include the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. The requirement will generally be satisfied by the sending of duplicate confirmations of trades and monthly/quarterly brokerage statements for all accounts in which an access person has a beneficial interest to the CCO. This is effectuated through the PTA System and Dataware Solutions, which will receive all confirmations generated by brokers as trades occur and will input them into the PTA System. The quarterly transaction reporting will be effected through the attestation process via the PTA System no later than the 30th day of the month following the end of the previous quarter.

PRECLEARANCE. Each access person who wishes to effect a securities transaction in an access person account for any security not exempted by this Code must first obtain written preclearance of the transaction from the CCO or, in his or her absence, the COO. Any proposed transaction must be submitted through the PTA System. Any such proposed trade received by the CCO or, in his or her absence, the COO will be reviewed against existing client holdings as reflected in the PTA Connect. A decision on permissibility of the trade will be rendered by the end of the trading day on which the trade request is received. Preclearance will be effective until the end of the third trading day after the trading day on which approval is given.

REVIEW AND AVAILABILITY OF PERSONAL TRADE INFORMATION. All information supplied under these procedures, including transaction and holdings reports (initial, monthly/quarterly and annual reports), will be reviewed by the CCO for compliance with the policies and procedures in this Code. The CCO shall review all seeming violations of the parameters entered into the PTA System as reported to the CCO by Dataware Solutions. Such review shall:

      - address whether access persons followed internal procedures, such as preclearance;

      - compare access person transactions to any restrictions in effect at the time of the trade;

      - assess whether the access person is trading for his or her own account in the same securities he or she is trading for clients, and if so, whether clients are receiving terms as favorable as those of the access person's trades; and

      - periodically analyze the access person's trading for patterns that may indicate abuse.

RECORDKEEPING. The CCO shall maintain as records of LCM, subject to the retention periods specified in Rule 204-2 under the Advisers Act, the following:

      -     a copy of this Code of Ethics;

      -     records of violations and actions taken as a result of violations;

      -     copies of supervised persons' acknowledgment of receipt of the Code;

      - copies of all holdings and transaction reports as required under Rule 204-2(a)(12). (These reports, in the form of trade confirmation and account statements, will be maintained by Dataware Solutions until such time as they will be forwarded in physical form to the CCO for appropriate storage.)

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INSIDER TRADING

LAW AND POLICY

In the course of business, LCM and its employees may have access to various types of material non-public information about issuers, securities, or the potential effects of the firm's own investment and trading on the market for securities.

LCM forbids any access person from trading, either personally or on behalf of others, including accounts managed by LCM, on the basis of material non-public information, or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every officer, director and employee of the firm and extends to activities within and outside their duties at LCM.

Section 204A of the Investment Advisers Act requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. While there is no CFTC or NFA rule that specifically addresses insider trading, that type of activity is covered generally under the provision of NFA Rule 2.4, which requires observance of high standards of commercial honor and just and equitable principals of trade in the conduct of a member's commodity futures business.

While the law concerning insider trading is not clearly defined for all circumstances, it is generally understood that the law prohibits:

- trading by an insider, while in possession of material non-public information, or

- trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

-     communicating material non-public information to others.

LCM's concerns about misuse of material non-public information may arise in two ways:

First, LCM may come into possession of material non-public information about another company, such as an issuer in which it is investing for clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that LCM has material non-public information about an issuer, all investments in that issuer on behalf of clients and by LCM personnel, in both fixed income and equity securities, will be prohibited.

Second, LCM as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term "material non-public information" may include information about an investment adviser's securities recommendations and client securities holdings and transactions. It is the policy of LCM that all such information is to be

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kept in strict confidence by those who receive it, and such information may be divulged only within the firm and to those who have a need for it in connection with the performance of services to clients. However, some trades in securities in which LCM has invested for clients may be permitted because the fact that LCM has made such investments may not be viewed as material information. The personal trading procedures set forth in the next section of this Code establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

DETERMINATION OF INSIDER STATUS

WHO IS AN INSIDER? The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for that company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

LCM itself may become a temporary insider of a company if it advises the company or its principals. If a client, or a controlling person of a corporate client, expects LCM and/or its employees to keep non-public information that has been disclosed to them confidential, LCM may be considered a "temporary insider" of the client. If an employee of LCM is in possession of material non-public information, that knowledge may be imputed to LCM, and LCM may be potentially liable for misuse of that information.

WHAT IS MATERIAL INFORMATION? Trading on non-public information is not a basis for liability unless the information is material. Information is generally defined as material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if the information is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material may concern, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt ratings by a nationally recognized statistical rating organization and extraordinary management developments.

Material information does not have to relate to the business of a company, but may be any information that would have a material impact on the price of the stock of the company. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a company's stock. In that case, a Wall Street Journal reporter was convicted in a criminal action for disclosing to others the dates that reports on various companies would appear in the Journal and the nature of the reports (positive or negative).

WHAT IS NON-PUBLIC INFORMATION? Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to shows that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other

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publications of general circulation would be considered public. Misuse of non-public information concerning LCM's recommendations or transactions for clients and about client holdings may expose LCM and its employees to sanctions.

PROCEDURES

The following procedures have been established to aid the officers, directors and employees of LCM in avoiding insider trading in securities of other companies, and to aid LCM in preventing, detecting and imposing sanctions against any personnel who engage in insider trading.

IDENTIFYING INSIDE INFORMATION. Before trading for yourself or others, including accounts managed by LCM, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

- IS THE INFORMATION MATERIAL? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

- IS THE INFORMATION NON-PUBLIC? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in Reuters, The Wall Street Journal or other publications of general circulation, or been made public via some other widely recognized public source?

STEPS TO TAKE IF YOU BELIEVE YOU MAY HAVE INSIDE INFORMATION CONCERNING AN ISSUER. If, after consideration of the above, you believe that the information is or may possibly be material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

- Report the matter immediately to the CCO, or in his or her absence, to the COO.

- Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by LCM.

- Do not communicate the information inside or outside LCM, other than to the CCO or, in his or her absence, to the COO.

PROCEDURES FOR RESTRICTING USE OF INSIDE INFORMATION. The CCO will review any questions concerning possible possession of material non-public information that are brought to his or her attention, and may consult with counsel or other experts to the extent deemed appropriate under the circumstances. Once a determination as to the status of the information is made, either you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information, as follows:

- If the CCO determines that an employee, and thus LCM, may be in possession of material non-public information, he will place the stock on the restricted list in LCM's PTA software so that all employees will be prevented from trading in the stock. The CCO will

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      generally also post an announcement of the restriction on a news or broadcast message page of the PTA System.

- This restriction shall remain in place until the CCO removes the stock from the restricted list.

- In the unusual circumstance in which the CCO is unavailable to review questions related to insider trading, the COO will immediately notify all employees by a message posted on the PTA System to cease trading in the security in question until a determination can be made by the CCO.

PERSONAL ACCOUNT MONITORING. To ascertain that there have been no trades in securities that are restricted, the CCO will:

- monitor trade confirmations of all employees. (This function has been delegated to Dataware Solutions, the vendor that administers the PTA system for LCM, which provides reporting to the CCO on a monthly basis)

- investigate and report any such occurrences to the Management Committee for potential sanctions; and

- prepare and maintain brief memoranda describing any such investigation and its resolution.

PHYSICAL SAFEGUARDS - RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION. Care should be taken so that any material non-public information in possession of LCM is secure. Accordingly:

- files containing material non-public information should be sealed and kept in a locked storage area; and

- access to computer files containing material non-public information should be restricted.

PENALTIES AND REMEDIES

Penalties are severe, both for individuals involved in unlawful conduct and their employers. Some or all of the following penalties may be imposed even if a person who uses or communicates material non-public information does not personally benefit from the violations:

      -     civil injunctions;

      -     disgorgement of profits;

      -     jail sentences;

      - fines for the person who committed the violation of up to three times the profit gained or loss avoided (treble damages), whether or not the person actually benefited; and

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      -     fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

In addition, the full panoply of administrative sanctions available to the SEC under the Advisers Act may be imposed on the individual violator and/or LCM, including:

      -     censure;

      -     cease and desist order;

      - limitations on the activities, functions, or operations of an adviser;

      - suspension for a period not exceeding twelve months of the adviser's registration, revocation of the registration of LCM;

      - civil money penalties of up to $50,000 per violation for an individual and/or $250,000 for LCM;

      - suspension of an individual from association with any investment adviser or other regulated entity;

Further, as a matter of LCM policy, compliance with this Code of Ethics is a condition to continued employment with LCM. You must report any violation of this Code of Ethics promptly to the CCO, or in his or her absence, to the COO, with a copy to the CCO. The CCO will investigate any reported or suspected violation of the provisions of the Code and report to the Management Committee on the factual findings and recommend sanctions, where appropriate.

If the Management Committee determines that an employee has violated the Code, sanctions may be imposed by the Management Committee or if it so directs, the CCO and other actions taken as deemed appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, referral to the SEC and termination of employment for cause. As part of any sanction, an employee may be required to reverse any trade(s) and forfeit any profit or absorb any loss from the trade.

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GIFTS AND ENTERTAINMENT

POLICY

The giving or receiving of gifts or other items of value to or from persons doing business, or seeking to do business, with LCM could call into question the independence of our judgment as fiduciaries of our clients. Additionally, increasing industry scrutiny demands that LCM and its employees remain above reproach in regarding to the giving and receiving of gifts and entertainment. Accordingly, it is the policy of LCM to refuse gifts and entertainment offered to employees and to exercise the best judgment in providing gifts or entertainment to parties outside of LCM.

Receipt of Gifts. LCM employees may not accept gifts from any outside party. On occasion you may be offered, or may receive, gifts from clients, brokers, vendors, or other persons not affiliated with LCM. If offered or presented with the gift in person, LCM employees should graciously refuse the item. If the gift is sent to LCM it will be returned with a letter thanking the sender and briefly explaining LCM's policy on not accepting gifts. Additionally, a letter will be sent to parties that traditionally send LCM gift baskets or other items prior to the holiday season notifying them of LCM's policy.

Participation in Entertainment. LCM employees may participate in events and other forms of entertainment with clients, vendors, or other members of the financial. LCM employees must pay his or her proportionate share of any event or entertainment that the employee participates in. Items of this nature are generally reimbursable expenses and should be submitted using an LCM Expense Form. If an LCM employee attends an event for which it would be impossible or impracticable to pay a proportionate share, the employee shall send an e-mail to the Chief Compliance Officer with the following information: Event, Sponsor, Location, and General Participants.

Giving of Gifts. LCM Employees may not give any gift(s) with an individual or aggregate value in excess of $100 per year to any party outside of LCM, including but not limited to persons associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to clients or prospective clients of the firm.

Provision of Entertainment. You may provide reasonable entertainment to persons associated with securities or financial organizations, clients or prospective clients, or other parties with whom LCM may have a relationship, provided that both you and the recipient are present and there is a business purpose for the entertainment.

Please note an event at which an LCM employee is present is considered entertainment and an event to which tickets or other access is provided, but at which there is no LCM employee present, is considered a gift.

OUTSIDE BUSINESS ACTIVITIES

LAW AND POLICY

Our fiduciary duty to clients dictates that we devote our professional attention to their interests, above our own or those of other organizations. Accordingly, you may not engage in any of the following outside business activities without the prior written consent of LCM:

-     Be engaged in any other business;

- Be employed or compensated by any other person for business-related activities;

-     Serve as an employee of another organization;

-     Invest in limited or general partnerships; or

- Engage in personal securities transactions to an extent that it diverts your attention from and/or impairs the performance of your duties in relation to the business of LCM and its clients.

- Serve on the board of directors (or in any similar capacity) of another company. Authorization for board service will rarely be granted and will normally require that LCM not hold or purchase any securities of the company on whose board the employee sits.

PROCEDURES

Before undertaking any of the activities listed above, you must fill out the Outside Business Activities Approval Form (provided as Appendix 5 to this Code), and submit the form to the head of your business unit at LCM.

The business unit head will:

-     Consider and approve or disapprove the activity promptly.

- Return the approved or disapproved form to you and transmit a copy to the CCO for filing.

                         LCM Code of Ethics - Appendices

                                                                      APPENDIX 1

                                   DEFINITIONS

"ACCESS PERSON" means any supervised person who has access to nonpublic information regarding any clients' transactions, or nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making recommendations to clients, or who has access to such recommendations that are nonpublic. If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons. LCM has made the determination that all employees are access persons.

"ACCESS PERSON ACCOUNT" means the following securities accounts: any personal account of an access person; any joint or tenant-in-common account in which the access person has an interest or is a participant; any account for which the access person acts as trustee, executor, or custodian; any account over which the access person has investment discretion or otherwise can exercise control (other than non-related clients' accounts over which LCM has investment discretion), including the accounts of entities controlled directly or indirectly by the access person; and any other account in which the access person has a direct or indirect beneficial interest (other than such accounts over which the access person has provided the CCO with the documentation showing the grant of investment discretion once the account to another person and over which the access person cannot otherwise exercise control).

"BENEFICIAL INTEREST" means the opportunity to share, directly or indirectly, in any profit, loss, dividend or income, directly or indirectly, through any joint account, partnership, trust or other formal or informal relationship. An access person is deemed to have a beneficial interest in accounts held by family members of an access person's household, unless a disclaimer of beneficial interest has been filed with and approved by LCM or the CCO. Beneficial interest shall be interpreted in accordance with Section 16 of the Securities Exchange Act of 1934 and rules and interpretations thereunder.

"CLIENT" means any person for whom LCM serves as an investment adviser, renders investment advice, or makes investment decisions for compensation.

"EMPLOYEE" means any officer, director or employee of LCM.

"EQUIVALENT SECURITY" means any security issued by the same entity as the issuer of a security, all derivative instruments, such as options and warrants, derived from or economically tied to or used to achieve the same economic result as the security in question, and, in the case of debt securities, other securities with the same interest rate, maturity and credit rating as the security in question.

"SECURITY" includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participation and assignments), limited partnership interests, investment contracts, all derivative instruments such as options and warrants, and any other instrument within the definition of the term "security" in the Investment Advisers Act of 1940.

                        LCM Code of Ethics - Appendices

                                                                      APPENDIX 2

                   EMPLOYEE ACKNOWLEDGMENT OF RECEIPT OF CODE

I acknowledge that I have received

      -     the Code of Ethics of LCM, dated ___________________, or

      -     the amendment to the Code dated ___________________,

and represent that:

1.    I have read the Code or amendment, as applicable, and understand it.

2. I understand that LCM may impose sanctions, up to and including termination of employment, for violation by me of the Code of Ethics.

3. I will comply with the Code of Ethics in all respects, including reporting to the Chief Compliance Officer violations of the Code of which I become aware.

Employee Signature: ___________________________________

Dated: ______________________________________________

                        LCM Code of Ethics - Appendices

                                                                      APPENDIX 3

                       ANNUAL CERTIFICATION OF COMPLIANCE

                    FOR ACCOUNTS, HOLDINGS AND TRANSACTIONS

I certify that during the past year:

1. In accordance with the Code of Ethics, I have fully disclosed the reportable holdings in my access person accounts.

2. In accordance with the Code of Ethics, except for transactions exempt from the reporting, I have arranged for the Chief Compliance Officer, via Dataware Solutions, to receive duplicate copies of each confirmation for each transaction and of monthly/quarterly statements of all access person accounts.

Employee Signature: ___________________________________

Dated: ______________________________________________

                        LCM Code of Ethics - Appendices

                                                                      APPENDIX 4

                               ANNUAL ATTESTATION

I certify that during the past year, in accordance with the Code of Ethics:

      1. I have not given any gifts or other items of value in excess of $100, either in the form of a single item or in the aggregate, to an individual client, broker, vendor, or other person not affiliated with LCM.

      2. I have not received any gifts or other items of value in excess of $100, either in the form of a single item or in the aggregate, from an individual client, broker, vendor, or other person not affiliated with LCM.

      3. I have not solicited for the receipt of any gifts, gratuities or other items of value from clients, brokers, vendors, or other persons not affiliated with LCM.

I certify that I have complied with the Code of Ethics in all other respects, and do not know of any other Code of Ethics violations by any other LCM employee that I have not made known to the appropriate parties.

I certify that I am aware of the opportunity and means by which complaints may be filed, as described in Supplemental Document E, Procedure for Reporting Complaints.

Employee Signature: ___________________________________

Dated: ______________________________________________

                        LCM Code of Ethics - Appendices

                                                                      APPENDIX 5

                   OUTSIDE BUSINESS ACTIVITIES APPROVAL FORM

Name of Employee:                                            _____________________________________________

Brief Description of Proposed Activity:                      _____________________________________________

Number of Hours per Week Expected to be Spent on Activity:   _____________________________________________

Compensation Expected for Activity:                          _____________________________________________

Date Activity Expected to Commence:                          _____________________________________________

Date Activity Expected to Terminate:                         _____________________________________________

Approved: _________________________________

Date: _____________________________________